Exhibit 1.01

FreightCar America, Inc.

Conflict Minerals Report

For the Year Ended December 31, 2025

This Conflict Minerals Report (this “Report”), for the reporting period from January 1, 2025 to December 31, 2025, is presented to comply with Rule 13p-1 under the Securities Exchange Act of 1934, as amended (the “Conflict Minerals Rule”). The Conflict Minerals Rule was adopted by the Securities and Exchange Commission (“SEC”) to implement reporting and disclosure requirements related to conflict minerals as directed by the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”). The Conflict Minerals Rule imposes certain reporting obligations on SEC registrants that manufacture products or contract for products to be manufactured that contain conflict minerals that are necessary to the functionality or production of such products. “Conflict Minerals” are currently defined as cassiterite, columbite-tantalite (coltan), gold, wolframite and their derivatives, which are limited to tin, tantalum and tungsten (collectively, such minerals are referred to as “3TG”). These requirements apply to registrants whatever the geographic origin of the Conflict Minerals and whether or not the Conflict Minerals finance or benefit armed groups (as defined in Section 1502 of the Dodd-Frank Act).

If a registrant can establish that the Conflict Minerals originated from sources other than the Democratic Republic of the Congo or an adjoining country (as defined in Section 1502 of the Dodd-Frank Act and, collectively such countries with the Democratic Republic of the Congo, the “Covered Countries”) or from recycled or scrap sources, it must submit a Form SD to the SEC that describes the reasonable country of origin inquiry completed by the registrant.

If a registrant has reason to believe that any of the Conflict Minerals in its supply chain may have originated in any of the Covered Countries, or if it is unable to determine the country of origin of those Conflict Minerals, then the registrant must exercise due diligence with respect to the Conflict Minerals’ source and chain of custody. The registrant must annually submit a Form SD and a Conflict Minerals Report to the SEC that includes a description of its due diligence measures.

Company Overview

This Report has been prepared by the management of FreightCar America, Inc. (“FreightCar”), which operates primarily in North America through its direct and indirect subsidiaries (collectively with FreightCar, the “Company”, “we”, “us”, or “our”), and designs and manufactures a wide range of railroad freight cars, completes railcar rebody and repair services, provides railcar conversion services that repurpose idled rail assets back into revenue service, and supplies railcar parts. The Company designs and builds high-quality railcars, including boxcars, covered and open-top hopper cars, intermodal and non-intermodal flat cars, mill gondola cars, coil steel cars and coal cars. The Company is headquartered in Chicago, Illinois and has facilities in the following locations: Johnstown and Irwin, Pennsylvania, Orange, Texas, Qingdao, People’s Republic of China, Frontera, Coahuila, Mexico, and Castaños, Coahuila, Mexico.

Product Description

Although a significant portion of the materials and components used in manufacturing railcars, such as carbon steel, stainless steel and aluminum, do not contain Conflict Minerals, certain components of every railcar, such as the braking systems, may contain Conflict Minerals and our suppliers were not able to identify the country of origin of the Conflict Minerals included in the materials and components that they supply to us. Conflict Minerals may be contained in products that are necessary for the production of certain of our railcar products. Conflict Minerals may also be contained in other components of our railcar products that our suppliers have yet to identify for us.

Supply Chain Overview

We are several layers removed from the smelters and refiners in our supply chain. Accordingly, we rely on our direct suppliers to provide information on the origin of the Conflict Minerals they supply to us, including the sources of Conflict Minerals that are supplied to them from their lower-tier suppliers.

Reasonable Country of Origin Inquiry and Conclusion

As Conflict Minerals are necessary to the functionality or production of products manufactured by the Company, or contracted by the Company to be manufactured, we conducted in good faith a reasonable country of origin inquiry (“RCOI”) for the period from January 1, 2025 to December 31, 2025 to determine whether any of such Conflict Minerals originated in a Covered Country or from recycled or scrap sources (as defined in Item 1.01(d)(6) of Form SD, “Recycled/Scrap Sources”).

We conducted a supply chain survey of our direct suppliers using the Conflict Minerals Reporting Template developed by the Conflict-Free Sourcing Initiative, which is an initiative founded by members of the Electronic Industry Citizenship Coalition, Incorporated and the Global e-Sustainability Initiative (“EICC/GeSI”). In designing our RCOI, we surveyed 45 direct suppliers that in aggregate represented 95% of the Company’s expenditures for materials in 2025. We received responses from 37 suppliers representing 87% of the Company’s expenditures for materials in 2025. Some of the suppliers that responded were unable to determine the country of origin for the Conflict Minerals contained in their products. Accordingly, we cannot exclude the possibility that some of our products may contain Conflict Minerals that may have originated in one or more of the Covered Countries.

Due Diligence

FreightCar designed its due diligence framework to conform in all material respects with the framework provided by the Organization for Economic Co-operation and Development (“OECD”) five-step framework for risk-based due diligence for responsible supply chains of minerals from conflict-affected and high-risk areas, an internationally recognized due diligence framework. FreightCar’s due diligence framework and compliance efforts are described below.

A)
Establish Strong Management Systems

We have taken the following actions to establish a Conflict Minerals management system:

•
Established a cross-functional team, including representatives from our procurement, finance, legal and engineering groups to manage Conflict Minerals compliance.
•
Drafted and maintained a Conflict Minerals policy describing our commitment to complying with Section 1502 of the Dodd-Frank Act.
•
Required our applicable suppliers to provide a comprehensive Conflict Minerals declaration for all Conflict Minerals in the form of the EICC/GeSI template.
•
Instituted performance metrics to track the number of supplier responses received and established procedures to follow up with those suppliers that have not responded or have supplied incomplete information.

B)
Identify and Assess Risks in Our Supply Chain

Of our 45 suppliers surveyed, one supplier representing 0.52% of the Company’s expenditures for materials in 2025 was not able to determine the country of origin of the Conflict Minerals contained in its products. Based on the surveys provided and notifications that our suppliers’ diligence efforts were incomplete, we do not have sufficient information to conclusively identify all smelters/refiners or countries of origin of the Conflict Minerals. Seven suppliers, representing 11% of the Company's expenditures for materials in 2025, reported Conflict Minerals use at the company level, not at the product level, and thus they cannot confirm whether the materials that they sold to us originated from a Covered Country. As such, we cannot definitively state whether these Conflict Minerals were included in the products provided to the Company or further validate that these smelters or refiners exist in our supply chain. We expect that transparency in our supply chain will increase in the future and that will allow for better risk assessment at more detailed levels of our supply chain.

C)
Design and Implement a Strategy to Respond to Identified Risks

Our RCOI was reasonably designed and executed to determine the existence and source of Conflict Minerals in our supply chain, including from Recycled/Scrap Sources. We utilized the EICC/GeSI template for our RCOI. We sent surveys in good faith and made additional inquiries on a case-by-case basis to clarify or obtain more information as necessary. We evaluated survey responses to identify: (i) the uses and sources of Conflict Minerals; and (ii) any warning signs indicating that Conflict Minerals may have come from a Covered Country.

We do not have sufficient information, based on the survey responses received, to determine each of the specific facilities used to process Conflict Minerals or to identify specific countries of origin for all of the Conflict Minerals necessary to the functionality or production of our products (whether manufactured or contracted to be manufactured by us).

FreightCar will take the following steps to mitigate the risk that necessary Conflict Minerals used in our products could benefit or finance armed groups in the Covered Countries:

•
Enhance supplier communication to improve due diligence data accuracy and completion.

•
If FreightCar identifies a reasonable risk that a supplier is violating our Conflict Minerals policy, we will require it to commit to and implement a corrective action plan within a reasonable timeline. Continued non-compliance and refusal to address issues of concern may ultimately lead to the evaluation of alternative sources of materials and termination of the supplier relationship.
D)
Implement Targeted Independent Third-Party Due Diligence Audits

FreightCar neither has a direct relationship with 3TG smelters and refiners, nor do we perform direct audits of those entities that provide our supply chain with 3TG. However, we do rely upon industry associations that administer independent third-party smelter and refinery audit programs. We will encourage targeted suppliers to participate in comparable due diligence validation activities in the future.

E)
Report on Supply Chain Due Diligence

We report annually, and our reports will be available on our website at https://investors.freightcaramerica.com/governance/conflict-minerals-reports/default.aspx.